Exhibit 21

SUBSIDIARIES

SUBSIDIARY	JURISDICTION OF ORGANIZATION
Circle International Group, Inc.	Delaware
Circle International Holdings, Inc.	Delaware
Circle International, Inc.	Delaware
Eagle Global Logistics do Brasil, Ltda.	Brazil
EGL (UK) Holding Company Limited	United Kingdom
EGL Asia-Pacific Holdings Company Pte. Ltd.	Singapore
EGL (Belgium) Holding Company, B.V.B.A.	Belgium
EGL Delaware Limited Liability Company	Delaware
EGL Eagle Global Logisitcs (M) Sdn. Bhd.	Malaysia
EGL Eagle Global Logisitcs (South Africa) (Pty) Ltd.	South Africa
EGL Eagle Global Logistica de Chile Ltda	Chile
EGL Eagle Global Logistics (Aust) Pty. Limited	Australia
EGL Eagle Global Logistics (Canada) Corp.	Canada
EGL Eagle Global Logistics (Espana) SL	Spain
EGL Eagle Global Logistics (Hong Kong) Limited	Hong Kong
EGL Eagle Global Logistics (Ireland) Ltd.	Ireland
EGL Eagle Global Logistics (Italy) SRL	Italy
EGL Eagle Global Logistics (New Zealand) Limited	New Zealand
EGL Eagle Global Logistics (S) Pte. Ltd.	Singapore
EGL Eagle Global Logistics (Taiwan) Co., Ltd.	Taiwan
EGL Eagle Global Logistics (Thailand) Ltd.	Thailand
EGL Eagle Global Logistics (UK) Limited	United Kingdom
EGL Eagle Global Logistics China Limited	Hong Kong
EGL Eagle Global Logistics Gmbh Germany	Germany
EGL Eagle Global Logistics Japan, Inc.	Japan
EGL Eagle Global Logistics Korea, Inc.	Korea
EGL Eagle Global Logistics, LP	Delaware
EGL Eagle Global Logistics Mexico, S.A. de C.V.	Mexico
EGL Management, LLC	Delaware
EGL Trade Services, Inc.	Delaware
Mory EGL SAS	France
EGL Eagle Global Logistics (Holland) BV	Netherlands
EGL Eagle Global Logistics (Belgium) NV	Belgium
EGL Eagle Global Logistics Philippines, Inc.	Philippines
EGL Eagle Global Logistics (U.A.E.) (L.L.C.)	UAE
Regga Holdings Ltd.	Bermuda
EGL International Services Limited	Ireland
EGL Luxembourg SARL	Luxembourg
Select Carrier Group LLC SCG, The Select Carrier Group	Delaware

Certain subsidiaries not in the aggregate constituting a significant subsidiary are omitted pursuant to Regulation S-K 601(21)(ii).